Exhibit (h)(4)(ii)

AMENDMENT TO
OMNIBUS FEE AGREEMENT

          This Amendment, dated as of September 14, 2009 (the “Amendment”), between Citi Fund Services Ohio, Inc., an Ohio corporation (“Citi”), and, among other parties, HSBC Investor Funds and HSBC Advisor Funds Trust (each, the “Trust”), amends that certain Omnibus Fee Agreement between Citi, each Trust, and the other entities listed on the signature to the Agreement, dated April 1, 2003 and amended and restated on January 1, 2009 (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

          WHEREAS, Citi provides certain services to the Trust pursuant to a Master Services Agreement, dated April 1, 2003 and amended and restated on January 1, 2009 (as amended and in effect on the date hereof, the “Onshore MSA”);

          WHEREAS, each Trust has requested that Citi perform certain additional services pursuant to an amendment, dated of near or even date herewith, to the Onshore MSA; and

          WHEREAS, the parties desire to modify the fees paid pursuant to the Agreement to account for such additional services.

          NOW THEREFORE, Citi and the Trust, in exchange for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, agree as follows:

          1.          Amendment.

          The following Section 2(c) is hereby inserted into the Agreement and existing Section 2(c) is renumbered as Section 2(d):

          ”Fees for Blue Sky Exemption Services.

          In consideration of Citi’s performance of the Blue Sky Exemption Services described on Schedule D to the Onshore MSA, each Trust shall pay to Citi the following fees:

          Annual Savings Fee:                     15% of amount saved*

          * The annual fees are subject to an annual minimum of $10,000 in the aggregate for both Trusts. The percentage fee based on state law registration fee savings will be billed monthly. At the end of the first year of the term, and at the end of each twelve-month period thereafter (or shorter period in the case of the last year of the term, if applicable), the total fees for said period based on the percentage fees based on savings will be totaled and compared to the minimum for the period. If a shortage to the minimum has occurred, Citi will bill the amount necessary to bring the annual fee to $10,000.”

          2.          Representations and Warranties.

                       (a)          Each Trust represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of such Trust (the “Board”), and (iii) that the Board has approved this Amendment.

                       (b)          Citi represents that it has full power and authority to enter into and perform this Amendment.

          3.          Miscellaneous.

                       (a)          This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

                       (b)          Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

                       (c)          Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

                       (d)          This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

[Signature page follows.]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

CITI FUND SERVICES OHIO, INC.		HSBC ADVISOR FUNDS TRUST

By:	/s/ Fred Naddaff	By:	/s/ Richard A. Fabietti

Name:	Fred Naddaff	Name:	Richard A. Fabietti

Title:	Managing Director	Title:	Sr. Vice President

HSBC INVESTOR FUNDS

By:	/s/ Richard A. Fabietti

Name:	Richard A. Fabietti

Title:	Sr. Vice President